EXHIBIT 99.1

Press Release

FreightCar America, Inc. Announces Agreement to Issue Non-Convertible Preferred Stock to Reduce Debt and Provide Growth Capital

Company enhances capital structure

Proceeds to eliminate existing term loan debt and delayed draw facility, and provide additional capital to support next phase of growth

CHICAGO, March 27, 2023 -- FreightCar America, Inc. (Nasdaq: RAIL) (“FreightCar America” or the “Company”), a diversified manufacturer of railroad freight cars, today announced the entry into an agreement to issue new non-convertible preferred stock (the “Preferred”) to its current financial partner. The issuance is expected to occur on May 22, 2023 and the proceeds will be used to repay in-full the Company’s outstanding term loan debt, provide additional working capital and enhance the Company’s future operating cash flows to invest in growth initiatives.

Highlights:

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Company will issue approximately 85,000 shares of new non-convertible preferred stock to its current financial partner at a purchase price of $1,000 per share.
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Proceeds of the Preferred will be used to retire the outstanding term loan debt.
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The remaining balance of the funds from the Preferred will be used to support further expansion of the Castaños footprint and new growth initiatives.
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As a result of the refinancing, the Company expects approximately $10 million of improvement in annual operating cash flows due to savings on its asset-based lending (ABL) facility and deferred cash dividends.

Mike Riordan, Chief Financial Officer of FreightCar America, commented, “Given the significant progress and momentum of our business, we’ve taken an important first step in the reshaping of our capital structure through today’s transaction. This transaction significantly improves our balance sheet, lowers our interest costs and generates additional operating cash flow, allowing us to continue to invest in the business. Demand for our railcars is strong and this transaction supports the next increment of our planned growth.”

For additional information about the Preferred, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed today with the Securities and Exchange Commission.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, and coal cars, and also specializes in the conversion of railcars for repurposed use. FreightCar America is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; risks relating to the potential financial and operational impacts of the COVID-19 pandemic and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR/MEDIA CONTACT Lisa Fortuna or Stephen Poe

E-MAIL RAIL@alpha-ir.com

TELEPHONE 312-445-2870